Macquarie Group of Companies                                                                                                                                                                                                 Exhibit 99.1

Media Release

Macquarie Equipment Leasing Fund, LLC

RECENT TRANSACTION – ACQUISITION OF SELF SERVE KIOSKS

BOSTON, October 22, 2010 - Macquarie Equipment Leasing Fund, LLC (“the Fund”) recently entered into an agreement to purchase 451 new NCR SelfServ kiosks. These customer self-service kiosks are on lease to a leading U.S. retailer for a remaining 59 month period.  The kiosks will be used in the retailer’s stores across the U.S.  The Fund paid a purchase price of $2,036,265 for the equipment. Rentals shall be paid to the Fund monthly. At the end of the lease term, the lessee may return the equipment, continue to rent the equipment, or purchase the equipment for its then fair market value.

The Fund is managed by Macquarie Asset Management Inc. (MAMI), a wholly owned Macquarie Group entity. The offering is being made only by means of a prospectus, copies of which may be obtained from Macquarie Capital (USA) Inc., the dealer-manager for the offering, at:

Macquarie Capital (USA) Inc.
125 West 55th Street, 22nd Floor
New York, NY 10019
(866-965-7622)

A registration statement relating to the limited liability company shares was declared effective by the Securities and Exchange
Commission on June 19, 2010. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MAMI / Macquarie Group

Macquarie Asset Management Inc. (MAMI) is a part of Macquarie’s Corporate and Asset Finance Division, which employs over 600 employees located in North America, Europe, Asia and Australia / New Zealand.

Macquarie Group is a diversified international provider of banking, financial, leasing, advisory and investment services.
Macquarie has assets under management of approximately $313 billion and operates in more than 70 locations across 28 countries (as of March 31, 2009).

For further information, please contact:

Stephen Yan Corporate Communications, Macquarie Group Tel: +1 212 231 1310 Email: stephen.yan@macquarie.com